Exhibit 10.1

EBERLINE SERVICES, INC.

Promissory Note

$[1,000,000]	January 1, 2005

FOR VALUE RECEIVED, the undersigned, Eberline Services, Inc., a Delaware corporation (“Maker”), hereby promises to pay to Mr. Arvin Smith (the “Lender”) the principal sum of One Million U.S. Dollars ($1,000,000), together with interest on the unpaid balance of such principal amount from the date hereof until maturity at the rate of Bank Prime Rate as quoted from time to time in the Wall Street Journal plus one percent (1.0%) per annum.

The Maker shall repay the principal amount of this Note in sixteen (16) equal quarterly installments commencing March 31, 2005 and on the last day of each calendar quarter thereafter until this Note is paid in full. The Maker shall pay accrued interest on such principal amount at the time of each quarterly payment of principal.  Notwithstanding the foregoing, the full amount of principal and interest shall be paid no later than September 30, 2008 (the “Maturity Date”).

This Note incorporates the following additional terms.

This Note evidences a loan made by the Lender to Maker.  This Note is intended to replace the Demand Promissory Note dated September 27, 2004 issued by Eberline Services, Inc. to the Lender, which note is hereby cancelled.

Payments of principal of and interest on this Note shall be made in lawful money of the United States of America to the Lender at the Lender’s address set forth below, or at such other place as the Lender shall have designated to the Maker in writing.  The Maker may prepay this Note without any penalty or premium, in whole or from time to time in part, upon written notice given at least ten (10) business days prior to the date fixed for such prepayment.  All payments received by the Lender with respect to this Note shall be applied first to the accrued interest and then to principal.  All computations of interest shall be calculated on the basis of actual number of days elapsed over a year of 360 days.

This Note will be treated as Senior to any other notes issued to Dr. Rick Chapman, Dr. Phillip Frost, Mr. Arvin Smith and Mr. John Hatsopoulos (the “Other Lenders”).

The Lender, by his payment for and acceptance of this Note, (1) represents and warrants that he is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Untied States Securities Act of 1933, as amended (the “Act”), and that this Note is being purchased for his own account and not for distribution within the meaning of the Act, and (2) agrees that he will not sell or otherwise transfer or assign this Note unless it is registered under the Act or unless an exemption from such registration is available.

The obligations of the Maker under this Note shall automatically become due and payable immediately without notice or demand in the event that (1) the Maker shall commence any case, proceeding or other action under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to the Maker, or seeking to adjudicate the

Maker a bankrupt or insolvent or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to the Maker or any of its debts, or seeking appointment of a receiver, trustee, custodian or other similar official for the Maker for all or any substantial part of the assets of the Maker, or Maker shall make a general assignment for the benefit of its creditors, or part of the assets of the Maker, or there shall be commenced against the Maker any case, proceeding or other action of a nature referred to in this subparagraph (1), or there shall be commenced against the Maker any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of the assets of the Maker which results in the entry of an order for any such relief, or the Maker shall take any action in furtherance of, or indicating its consent to, approval of, acquiescence in, any of the acts set forth in this subparagraph (1), or the Maker shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (2) the Maker shall commence proceedings for the dissolution or liquidation of the business of the Maker or shall suspend the usual business of the Maker for a period of thirty (30) consecutive days.

Nothing in the Note shall affect or impair the right, which is absolute and unconditional, of the Lender to receive payment of or to institute suit to enforce this Note at and after the maturity hereof (including maturity by declaration pursuant to this Note or otherwise) or the obligation of the Maker, which is also absolute and unconditional, to pay the principal of or interest on this Note to the Lender at the time and place expressed herein.

In any case where the date of maturity on, or principal of, this Note shall be a Sunday or a legal holiday in the Commonwealth of Massachusetts or a day on which banking institutions doing business in the Commonwealth of Massachusetts are authorized by law to close, then payment of such interest may be made on the next succeeding business day with the same force and effect as if made on the nominal date of maturity (and no interest shall accrue for the period after such nominal date).

Except as herein otherwise expressly provided, all notices, requests, demands, consents and other communications required or permitted under this Note shall be in writing and shall be considered to have been duly given when (1) delivered by hand, (2) sent by facsimile (with receipt confirmed), provided that a copy is mailed (on the same date) by certified or registered mail, return receipt requested, postage prepaid, or (3) received by the addressee, if sent by Express Mail, Federal Express or other reputable express delivery service (receipt requested), or by first class certified or registered mail, return receipt requested, postage prepaid, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and telecopier numbers as a person whose address is herein specified may from time to time designate as to himself by notice similarly given to the other such designees in accordance herewith). A notice of change of address shall not be deemed given until received by the addressee. Notices shall be addressed:

To the Lender at:	Mr. Arvin Smith
1300 Alexandra Court
Colleyville, TX 76034
Phone: (817) 788-1815
Fax: (817) 788-1815

To the Maker at:	Eberline Services, Inc.
7021 Pan American Freeway N.E.
Albuquerque, NM 87109-4338
Attn: President
Phone: (505) 262-2694
Fax: (505) 262-2698

In the case of the occurrence of an Event of Default, the Maker shall be liable for all costs of enforcement and collection of this Note incurred by the Lender or any other holder of this Note, including but not limited to reasonable attorneys’ fees, disbursements and court costs.

The Maker hereby waives presentment, demand for payment, notice of dishonor, protest and notice of protest, and any or all other notices of demands in connection with the delivery, acceptance, performance, default, endorsement or guarantee of this Note.  The liability of the Maker hereunder shall be unconditional and shall not be in any manner affected by any indulgence whatsoever granted or consented to by the holder hereof, including but not limited to any extension of time, renewal, waiver or other modification.

This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without regard to the conflict of laws principles thereof).

EBERLINE SERVICES, INC.

By:	/s/ Dr. Shelton Clark
Name: Dr. Shelton Clark
Title: President, Eberline Services, Inc.